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June 16, 2016

Griffin Institutional Access Real Estate Fund
Griffin Capital Plaza
1520 Grand Avenue
El Segundo, CA 90245

Re: Registration Statement on Form N-2 (SEC File No. 811-22933)

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of a registration statement for Griffin Institutional Access Real Estate Fund (the "Fund") on Form N-2 to register shares of the Fund under the Securities Act of 1933 Act and amend the registration of the Fund under the Investment Company Act of 1940 (the "Registration Statement").

We have examined a copy of the Fund's Agreement and Declaration of Trust, the Fund's By-laws, the Fund's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the Registration Statement is effective for purposes of applicable federal and state securities laws, the shares of the Fund, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Fund and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Holland & Knight LLP

Holland & Knight LLP

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